Exhibit 99-5

SOURCE: VGTel, Inc.

VGTel dba 360 Entertainment & Productions

Enters Into Nationwide Distribution Agreement With Visual Entertainment Systems, LLC and Transaction is Expected to Enhance Operations

NEW YORK, NY, March 5, 2012/PRNewswire/ — VGTel, Inc., dba 360 Entertainment & Productions (OTCQB: VGTL) (OTCBB: VGTL) Enters Into Nationwide Distribution Agreement With Visual Entertainment Systems, LLC

VGTel, dba 360 Entertainment & Productions, today announced it has signed a definitive agreement with Visual Entertainment Systems, LLC (VES) to purchase, distribute and install 1000 of the company’s Internet Kiosks - arcade style sweepstake gaming systems, software and hardware units.

The internet kiosk looks like an arcade video game machine or a free-standing ATM. These machines are built with a Forged Steel custom-built security case, 22” HD widescreen touch-screen, card reader system, proprietary internal hardware components, premiere gaming software, and a complete point of sale system. They have the look and feel of slot machines and other casino gaming devices - but are legal in most states.

After inserting cash into the kiosk’s bill acceptor, the customers buy internet access time on the kiosk time to surf the Internet for a set time. By purchasing internet access time, the customers are also given FREE entries into a “sweepstakes” game. They can then reveal the sweepstakes entries on the kiosk, which shows the sweepstakes results by simulating casino-style games.

Peter Shafran, CEO of 360, said that “after researching various kiosk manufacturers around the country, we chose to work with Visual Entertainment Systems, based on the reliability and efficiency in which their advanced proprietary hardware runs their kiosks, as well as their ability to provide the newest and most exciting games available.” “360 will install the kiosks in bars and restaurants, entertainment centers, convenience stores and other high traffic areas in Ohio - just as fast as VES can build them,” added Shafran.

Visual Entertainment Systems, LLC (VES), based in Brook Park, Ohio (just outside of Cleveland), has been committed to developing the best custom hardware, gaming software, and kiosk design that has revolutionized Internet kiosks irreversibly. Combining these advances with exceptional customer service and 24/7 real-time monitoring, Visual Entertainment Systems distances itself from the pack.

The purchase and distribution of the kiosks is expected to establish 360’s entry into one of the hottest growth industries in the country and enhance its entertainment services line of business. “We are already scouting locations in North Carolina, Florida, Texas, and a few other states,” said Shafran.

The transaction is expected to close in early March 2012. Closing is contingent upon certain customary conditions including securing certain contractual consents.

“Our entry into this exciting and growing industry is another important step in the development of our Company and will provide us with needed revenue to further accelerate the implementation of our plans to fund films, stage, music and other media and entertainment projects in the near future,” noted Shafran.

THESE KIOSKS FEATURE:

•	Customizable Games and Themes
•	The ability to add new games monthly
•	Convenient touch-screen monitor
•	Simple User Interface
•	Easy Internet access for end-users
•	Exciting Bonus Features
•	No other computers, servers, or equipment needed
•	Hands-on setup and training
•	Just plug in and turn on!
•	Completely Certified & Compliant System
•	Designed to Optimize User Experience and Business Results
•	Live, 24/7 reporting, monitoring, and control (we can check reports from any internet connection!)
•	24/7 support

Sweepstakes Kiosks offer all of the benefits of a internet café (also called sweepstakes rooms or parlors) - but can yield a greater return on investment, have no overhead, are certified and compliant, and much, much more simple and less expensive to set up and operate than an internet café. Sweepstakes Kiosks are experiencing tremendous success in the marketplace as there is nothing else like them in the industry.

But, is it legal? Isn’t it gambling?

In most states, in order for an activity to be considered “gambling”, three elements are required: Prize, Chance and Consideration. Sweepstakes have prizes, of course. Chance is also a part of any sweepstakes game, as there is a random element involved. If a participant pays directly to enter into a game, you have Consideration. Now, think about most newspapers – they regularly hold “contests” in which you don't buy game pieces, you just buy the newspaper. Then, for example, you have to find clues hidden throughout the newspaper, then paste them onto a card and mail them in to the newspaper, or go online to their website contest page and enter the clues you found, in order to win.

This is exactly how kiosk sweepstakes gaming works. The customers are not purchasing entries into a sweepstakes - instead, they are purchasing Internet time. When they purchase this “product”, they are given free entries into a sweepstakes. Instead of sending in your “clues” entries, the customers go to the sweepstakes kiosk to reveal whether or not they have won. Simply put, the sweepstakes kiosk is our version of the newspaper contest and the Internet time is our newspaper. This it what makes these sweepstakes gaming systems legal.

What kind of market is there for these sweepstakes systems in the US?

Nearly 60 million Americans play sweepstakes games every year. Internet Sweepstakes, currently an unknown industry to most folks, is actually one of the fastest growing industries in the country with about $15 Billion per year in revenues. (Bloomberg Businessweek, April 21, 2011)

Isn’t there an effort by some government entities to shut them down?

In spite of legal battles across several different states, the sweepstakes industry is still growing strong.

For more information, please visit www.360entertainmentandproductions.com.

To be included in our Company mail list for real-time news and updates, please send an email to: info@360EntertainmentandProductions.com

Safe Harbor — Safe Harbor for forward-looking statements: This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the private securities reform act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company's actual results in the future periods to differ materially from forecasted results.

Contact:
Peter Shafran
CEO
VGTel, Inc. dba 360 Entertainment & Productions
Montebello, NY 10901
Phone (360) 8-360-ENT

petershafran@360entertainmentandproductions.com